STATE FARM ASSOCIATES' FUNDS TRUST
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                                    Exhibits

Item 77M:  Mergers

  (a) State Farm Associates Funds Trust became the consolidated Trust of the following registered investment companies:
       -    State Farm Growth Fund, Inc.
       -    State Farm Balanced Fund, Inc.
       -    State Farm Interim Fund, Inc.
       -    State Farm Municipal Bond Fund Inc.

  (b) On December 15, 2000, the Boards of Directors of State Farm Growth Fund, Inc., State Farm Balanced Fund, Inc., State Farm Interim Fund, Inc., and State Farm Municipal Bond Fund, Inc. (the "Old Funds") adopted resolutions declaring that a proposed transfer of all or substantially all of the assets of each Old Fund to a separate series of a newly-formed Delaware business trust named State Farm Associates' Funds Trust (the "Trust") was advisable.

Pursuant to the reorganization, each Old Fund would transfer its assets to a separate series of the Trust in exchange for shares of beneficial interest in the series of the Trust equal in number and net asset value to the number and net asset value of full and fractional shares of the Old Fund. The new series of the Trust would then promptly distribute to stockholders of the Old Fund the number of shares of beneficial interest of the series of the Trust (including fractional interests) equal in number and net asset value to the number and net asset value of the shares (including fractional shares) of the Old Fund then owned by the stockholder. Once these transfers took place, each Old Fund would then terminate its operations and would subsequently be dissolved.

At the December 15, 2000, Board meeting, the Boards directed that the proposed reorganization be submitted for consideration at a special meeting of the stockholders of the Old Funds. As required by law, the Old Funds gave notice to their stockholders that a stated purpose of the special meeting was to act on the proposed reorganization. The proposed reorganization was approved by stockholders of the Old Funds at a special meeting held March 16, 2001, by the affirmative vote of a majority of all votes entitled to be cast on the matter.

On March 29, 2001, the transfer of assets between each Old Fund and a series of the Trust was completed. On that same day, the transfer of shares of beneficial interest in the Trust, including fractional shares, to stockholders of the Old Funds was also completed.

On April 6, 2001, State Farm Balanced Fund, Inc., State Farm Interim Fund, Inc., and State Farm Municipal Bond Fund, Inc. (the "Deregistering Funds") filed Form N-8F with the Commission applying to deregister. Because the Trust had adopted the Registration

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Statement of State Farm Growth Fund, Inc, State Farm Growth Fund did not file
Form N-8F. After receiving comments from the Commission regarding Form N-8F, each Deregistering Fund filed amended Form N-8F with the Commission on April 25, 2001. On May 23, 2001, the Commission issued an order deregistering each of the Deregistering Funds. See Investment Company Act Releases 24988, 24989, and 24990.

On June 20, 2001, each Old Fund was dissolved under state law.